Exhibit 10.1.e

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE EASTERN DISTRICT OF MISSOURI

In re DIGITAL TELEPORT, INC. DTI HOLDINGS, INC. DIGITAL TELEPORT OF VIRGINIA, INC. Debtors. ___________________________________________	) ) ) ) ) ) ) )	Chapter 11 Case No. 01-54369-399 Case No. 01-54370-399 Case No. 01-54371-399 Jointly Administered

FIRST AMENDED AND RESTATED JOINT PLAN UNDER
CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE

          Digital Teleport, Inc., DTI Holdings, Inc. and Digital Teleport of Virginia, Inc. propose this First Amended and Restated Joint Chapter 11 Plan pursuant to (section symbol) 1121(a) of the United States Bankruptcy Code.

ARTICLE 1

DEFINITIONS AND INTERPRETATION

          The following boldface terms, when capitalized, shall have the meanings specified below, and such meanings shall be equally applicable to the singular and plural forms of such terms. Any term used in this Plan that is not defined herein, but is defined in the Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Code or the Bankruptcy Rules.

          1.1          Additional Sum has the meaning set forth in Paragraph 2(c) of the Holdings Settlement Agreement.

          1.2          Administrative Expense Claim means a Claim or portion of a Claim allowed under Code (section symbol) 503(b) and entitled to priority under Code (section symbol) 507(a)(1).

          1.3          Allowed, when used with respect to any Claim or Interest, means the Claim or Interest or applicable portion thereof that has been allowed pursuant to Code (section symbol) 502, and, if the Claim or Interest was objected to, means that a Final Order has been entered allowing the Claim or Interest pursuant to Code (section symbol) 502. Unless otherwise specified, it does not include (i) interest on the amount of such Claim accruing from and after the Petition Date, (ii) fees and costs incurred from and after the Petition Date, (iii) punitive or exemplary damages or (iv) any fine, penalty or forfeiture.

          1.4          Asset Purchase Agreement means that certain agreement by and between Teleport and CenturyTel Fiber Company II, dated as of December 26, 2002 and approved by this Court on February 13, 2003.

          1.5          Asset Purchaser means CenturyTel Fiber Company II.

          1.6          Ballots means each of the ballot forms distributed with the Disclosure Statement to holders of Impaired Claims entitled to vote as specified in Article 6 of this Plan, in connection with the solicitation of acceptances of the Plan.

          1.7          Ballot Date means the date which the Court sets for submission of Ballots on this Plan.

          1.8          Bankruptcy Rules mean the Federal Rules of Bankruptcy Procedure, as amended and promulgated under (section symbol) 2075 of Title 28 of the U.S. Code.

          1.9          Business Day means any day other than a Saturday, Sunday or legal holiday in Missouri.

          1.10          Cases mean the above-captioned jointly administered bankruptcy cases.

          1.11          Cash means cash and cash equivalents, including but not limited to U.S. currency on hand, U.S. currency on deposit in any bank account and checks or other similar negotiable instruments denominated in U.S. currency.

          1.12          Causes of Action means any and all causes of action of the Debtors and/or reorganized Teleport, whether arising under the Code or other state, federal or common law, including, without limitation, actions under Article V of the Code, except for Side Letter Related Potential Actions if it is determined in a Final Order that any portion of the Side Letter Related Potential Actions (or proceeds thereof) have not been assigned to KLT under the Teleport Settlement Agreement nor otherwise inure to the benefit of KLT.

          1.13          Claim means (a) right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or (b) right to an equitable remedy for breach or performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

          1.14          Class means a category or group of holders of Claims or Interests as designated in Article 3 of this Plan.

          1.15          Closing means the closing of the transaction selling substantially all of the business related assets of Teleport to the Asset Purchaser.

          1.16          Code or Bankruptcy Code means the Bankruptcy Reform Act of 1978, as amended, 11 U.S.C. (section symbol)(section symbol) 101 et seq.

          1.17          Committee means the Official Unsecured Creditors' Committee appointed by the Office of the United States Trustee for the Eastern District of Missouri.

          1.18          Committee Releasees is defined in (section symbol) 6(b) of the Teleport Settlement Agreement.

          1.19          Committee Related Parties is defined in (section symbol) 8.10 hereof.

          1.20          Company Related Parties is defined in (section symbol) 8.10 hereof.

          1.21          Confirmation means the entry of the Confirmation Order by the Court pursuant to Code (section symbol) 1129.

          1.22          Confirmation Date means the date that the Court enters the Confirmation Order.

          1.23          Confirmation Hearing means the hearing to consider confirmation of this Plan.

          1.24          Confirmation Hearing Date means the date on which the Court holds the Confirmation Hearing.

          1.25          Confirmation Order means the order of the Court confirming this Plan.

          1.26          Contested Claim means a Claim against or Interest in a Debtor, as the case may be, to which an objection has been filed by a party in interest and which objection has not been resolved as of the relevant date.

          1.27          Contested Claim Amount means the total amount of the Contested Claim which is subject to any objection by a party in interest.

          1.28          Contested Claim Reserve means the reserve maintained for the benefit of holders of Contested Claims.

          1.29          Court means the United States Bankruptcy Court for the Eastern District of Missouri, Eastern Division or such other court of competent jurisdiction exercising jurisdiction over all or part of the Cases.

          1.30          Creditor means the holder of a Claim (other than as holder of an Administrative Expense).

          1.31          Debtor means, depending on the context, any of Holdings, Teleport or Virginia, as a debtor and debtor in possession, and Debtors means Holdings, Teleport and Virginia collectively as debtors and debtors in possession.

          1.32          Deficiency Amount means the amount by which the total amount of a Claim (other than an Administrative Expense) asserting secured status exceeds the value of the collateral on which such claimant has a validly perfected and unavoidable lien securing such Claim as of the appropriate date for the valuation of the collateral for purposes of Claim allowance.

          1.33          DIP Facility means the debtor-in-possession financing facility provided by KLT to Teleport.

          1.34          Disallowed, when used with respect to a Claim, means that the Claim or applicable portion thereof has been determined by a Final Order to be invalid.

          1.35          Disclosure Statement means the disclosure statement filed under Code (section symbol) 1125 in support of this Plan.

          1.36          DTI Releasees is defined in (section symbol) 6(b) of the Teleport Settlement Agreement.

          1.37          Duct means the thirty-six conduits constructed by Virginia along Interstate 495 in the Commonwealth of Virginia.

          1.38          Effective Date means the eleventh day after the Confirmation Date, calculated in accordance with Bankruptcy Rule 9006, unless the Confirmation has been stayed or any of the other conditions set forth in (section symbol) 15.1 of this Plan have not been met or waived pursuant to Section 15.2 of the Plan, in which event it is the first day after such stay is no longer in effect or such conditions have been met or waived (that is also eleven days after the Confirmation Date) calculated in accordance with Bankruptcy Rule 9006, or such later date as the Debtors, the Committee and KLT shall unanimously agree to in writing.

          1.39          Estimation Order means an order or orders of the Court estimating for voting and/or distribution purposes (under (section symbol) 502(c) of the Code) the aggregate of Contested Claims or any particular Contested Claim.

          1.40          Final Order means an order or judgment, the operation or effect of which has not been stayed, reversed, modified, or amended and as to which order or judgment the time to appeal, petition for certiorari, or seek reargument, review or rehearing has expired and as to which no appeal, petition for certiorari or motion for reargument, review or rehearing was timely filed or, if timely filed, the order or judgment has been affirmed by the highest court to which the order or judgment was appealed or from which the reargument or rehearing was sought, or certiorari has been denied, and the time to file any further appeal or petition for certiorari or to seek further reargument or rehearing has expired.

          1.41          General Unsecured Fund means the fund for the benefit of Class 4 Creditors to be established pursuant to Sections 2 or 3 of the Teleport Settlement Agreement which will provide for a payout of between 82.5% to 90% of Allowed Class 4 Claims pursuant to the formula set forth in the Teleport Settlement Agreement.

          1.42          Holdings means DTI Holdings, Inc., as a debtor and debtor-in-possession.

          1.43          Holdings Priority or Administrative Claim means a Claim or a portion of a claim against Holdings which is entitled to priority under Section 507(a) of the Code.

          1.44          Holdings Releasees shall have the meaning ascribed to such term in Paragraph 6(b) of the Holdings Settlement Agreement.

          1.45          Holdings Settlement Agreement means that certain Settlement Agreement and Plan Term Sheet, made and entered into as of March 14, 2003, by and among Holdings, KLT Inc., KLT Telecom Inc., Great Plains Energy Incorporated, Kansas City Power & Light Company, Oaktree Capital Management, LLC, The Bank of New York as Indenture Trustee, First Plaza Contrarian Capital Advisors and Pacholder Associates, Inc., a copy of which is attached as Exhibit 2 hereto and incorporated herein by reference.

          1.46          Impaired means, when used with reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of (section symbol) 1124 of the Code.

          1.47          Indemnification Policies means the insurance policy or policies covering obligations to indemnify the Debtors' officers and directors pursuant to the applicable provisions of the Debtors' charters, by-laws, and/or applicable state law in effect as of the Effective Date.

          1.48          Indenture means that certain Indenture dated February 23, 1998 by and between Holdings, as issuer, and the Indenture Trustee, as amended with respect to the issuance of the Senior Discount Notes.

          1.49          Indenture Trustee means The Bank of New York, in its capacity as the Indenture Trustee for the Senior Discount Notes, unless such indenture trustee shall have resigned or been replaced by a successor trustee, in which case said term shall refer to such successor trustee.

          1.50          Interest means an equity interest in any of the Debtors.

          1.51          Interestholder means the holder of an Interest.

          1.52          KLT or KLTT means KLT Telecom Inc.

          1.53          KLT Releasees shall have the meaning ascribed to such term in the Teleport Settlement Agreement.

          1.54          KLTT Releasees shall have the meaning ascribed to such term in the Holdings Settlement Agreement.

          1.55          Lien means a charge against or interest in property to secure payment of a debt or performance of an obligation.

          1.56          Miscellaneous Secured Claims means a Secured Claim that is held by a Person other than KLT (Class 1) and Enterprise Bank (Class 3).

          1.57          Noteholders' Payment has the meaning set forth in Paragraph 2(a) of the Holdings Settlement Agreement.

          1.58          Noteholder Releasees shall have the meaning ascribed to such term in the Holdings Settlement Agreement.

          1.59          Person means an individual, partnership, corporation, joint venture, unincorporated association or organization, estate, trust or governmental unit.

          1.60          Petition Date means December 31, 2001.

          1.61          Plan means this First Amended and Restated Joint Plan under Chapter 11 of the United States Bankruptcy Code, as the same may be amended from time to time pursuant to the plan's terms, the Code or the Bankruptcy Rules and as applicable, exhibits and schedules reference therein, whether on file with this document or filed prior to the Confirmation Hearing Date.

          1.62          Priority Tax Claim means a Claim asserted by a governmental unit entitled to priority under Code (section symbol) 507(a)(8).

          1.63          Pro Rata means the proportion that the amount of an Allowed Claim or Allowed Interest in a particular Class or Subclass bears to the aggregate amount of all Allowed Claims or Allowed Interests in such Class or Subclass (including any Contested Claim Reserve).

          1.64          Professionals means any Court approved professional Person employed in these Cases at any time before Confirmation by the applicable entity.

          1.65          Secured Claim means a secured Claim within the meaning of Code (section symbol) 506(a) and shall not include any Deficiency Amount.

          1.66          Senior Discount Notes means the 12 1/2% Senior Discount Notes due 2008 under the Indenture which total approximately $218 million in principal and accrued interest as of the Petition Date.

          1.67          Senior Discount Noteholder Claim means any Claim based on or related to the Senior Discount Notes.

          1.68          Settlement Agreements means collectively the Holdings Settlement Agreement and the Teleport Settlement Agreement.

          1.69          Side Letter means that certain letter from KLT and KLT Inc. to Paul Pierron dated December 26, 2002, providing that certain executives of Teleport would receive from KLT certain funds payable to KLT under the Teleport Settlement Agreement under certain conditions set forth therein, as an inducement to entry into employment agreements with the Asset Purchaser.

          1.70          Side Letter Related Potential Actions means any portion of the Side Letter Payments recovered on behalf of the Teleport estate or any other damages against any of the executives who are the beneficiaries of the Side Letter in favor of the Teleport estate related to the Side Letter.

          1.71          Side Letter Payments means the monies allocated for payment to the designated Teleport executives under the terms of the Side Letter.

          1.72          Subclass means a subclass of any Class as designated in Article 3 of the Plan.

          1.73          Supplemental Class 4 Recovery means any recovery on the Side Letter Related Potential Actions which is allocated for payment to Class 4 Creditors pursuant to a Final Order.

          1.74          Teleport means Digital Teleport, Inc., as a debtor and debtor-in-possession.

          1.75          Teleport Payment has the meaning set forth in Section 2(a) of the Holdings Settlement Agreement.

          1.76          Teleport Settlement Agreement means that certain Settlement Agreement, made and entered into as of December 23, 2002, by and between Teleport, the Committee and certain of the KLT Releasees, a copy of which is attached as Exhibit 1 hereto and incorporated herein by reference.

                    1.77          Unimpaired means, when used with reference to a Claim or Interest, a Claim or Interest that is not impaired within the meaning of (section symbol) 1124 of the Code.

          1.78          Unsecured Claim means a Claim other than a Secured Claim, an Administrative Expense or a Priority Tax Claim. Unsecured Claim also includes any Claim for a Deficiency Amount.

          1.79          Virginia means Digital Teleport of Virginia, Inc., as a debtor and debtor-in-possession.

          1.80          Interpretation. Any term not defined herein has the meaning ascribed to it in the Code or the Bankruptcy Rules. The exhibits attached to this Plan are incorporated into and are part of this Plan as if fully set forth in this Plan. The headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.

ARTICLE 2

PROVISIONS FOR THE ALLOWANCE AND PAYMENT OF UNCLASSIFIED
CLAIMS -- ADMINISTRATIVE EXPENSES AND PRIORITY TAX CLAIMS

          2.1          Administrative Expenses. Each holder of an Allowed Administrative Expense shall be paid in respect of such Claim in Cash, in full, on the Effective Date (or earlier, in the reasonable discretion of Teleport), or, if such Claim has not been Allowed on or before the Effective Date, promptly after the allowance of the Claim by a Final Order or as otherwise due by agreement of the parties; provided, however, that such Claim may be satisfied on such other terms as may be agreed to by the holder of such Claim and the applicable Debtor. Other than Allowed claims for professional fees, which under the terms of this Plan will be paid by Teleport, there are not believed to be any valid Administrative Expense Claims against Virginia or Holdings. Virginia and Holdings intend to seek an order of this Court setting an administrative claims bar date which date shall be prior to the Confirmation Hearing.

          2.1.1          Bar Date for Requests For Payment of an Administrative Expense. All requests for payment of an Administrative Expense against Teleport, except for Professionals' requests for compensation and post-petition extensions of trade credit for goods or services and quarterly U.S. Trustee fees, shall be filed with the Court no later than forty-five (45) days after the Effective Date or be forever barred. Within five (5) days after the Effective Date, Teleport shall serve notice of such Administrative Expense bar date on all known parties asserting Administrative Expenses except for Professionals. A bar date for Professionals' requests for compensation shall be set in the Confirmation Order. All Allowed fees and expenses for retained professionals of the Debtors or the

Committee in these Cases shall be paid by the Teleport estate. Nothing herein shall be deemed to prejudice KLT rights with respect to its cash collateral or under the Settlement Agreements.

          2.1.2          Deadline for Objections. All objections to allowance of Administrative Expenses must be filed by any parties in interest within thirty (30) days after the Administrative Expense bar date. If no objection to the applicable Administrative Expense is filed on or before that date, such Administrative Expense shall be deemed Allowed as of that date.

          Quarterly fees owed to the Office of the U.S. Trustee shall be paid when due in accordance with applicable law and the applicable Debtor shall continue to file reports to show the calculation of such fee for its estate.

          2.2          Priority Tax Claims. Any holder of an Allowed Priority Tax Claim against Teleport shall receive at the option of the Debtors the amount of the holder's Allowed Priority Tax Claim in one Cash payment on or promptly after the Effective Date (or at Teleport's discretion, prior to the Effective Date) or if later, promptly after becoming Allowed. A Priority Tax Claim that is a Contested Claim shall not receive any distribution on the Effective Date or thereafter unless and until such Claim becomes an Allowed Priority Tax Claim. Allowed Secured Claims against Teleport for taxes will be satisfied first as non-classified Priority Tax Claims to the extent they qualify as Priority Tax Claims. To the extent that some or all of an Allowed Secured Claim for taxes does not qualify as a Priority Tax Claim, but is a valid Allowed Secured Claim, it will be classified in a Subclass of Class 2 as a Secured Tax Claim. There are not believed to be any valid Priority Tax Claims against Virginia or Holdings. [UPDATE AS ADEQUACY HEARING: New York City has asserted a tax claim in the amount of $23,100 against Holdings which is the subject of a pending claims objection].

ARTICLE 3

CLASSIFICATION OF CLAIMS AND INTERESTS

          3.1          Class 1 - Allowed KLT Claims Against Teleport. Class 1 consists of the Allowed Claims of KLT against Teleport, whether a Secured or an Unsecured Claim. Pursuant to the Teleport Settlement Agreement, this Plan and Bankruptcy Rule 9019, this Claim shall be Allowed on a final basis in the amount of $49,975,215.28 (to the extent not previously allowed pursuant to an Final Order approving the Teleport Settlement Agreement). KLT reserves the right to seek post-petition interest, fees and costs to the extent that this Plan is not confirmed.

          3.2          Class 2 - Allowed Miscellaneous Secured Claims. Class 2 consists of the following Allowed Miscellaneous Secured Claims. There are not believed to be any Miscellaneous Secured Claims against Virginia or Holdings. Each such Claim shall be its own Subclass. The known Subclasses are as follows:

                    3.2.1          Subclass 2A - Secured Claim of CIT against Teleport. CIT shall have an Allowed Secured Claim against Teleport in favor of CIT secured by certain equipment in the amount of $42,055 or such other amount as the Court determines is appropriate, to the extent not previously paid pursuant to any Final Order of this Court. CIT's Deficiency Amount shall be treated as a Class 4 Claim against Teleport.

                    3.2.2          Subclass 2B - Secured Tax Claims. To the extent that some or all of an Allowed Secured Claim against Teleport for taxes does not qualify as a Priority Tax Claim, but is a valid Allowed Secured Claim, it will be classified as a Subclass 2B Secured Tax Claim, to the extent not previously paid pursuant to any Final Order of this Court.

                    3.2.3          Other Secured Claims. Other miscellaneous Secured Claims against Teleport may exist and if so, each will be its own Subclass of Class 2, to the extent not previously paid pursuant to any Final Order of this Court.

          3.3          Class 3 - Allowed Secured Claim for Enterprise Bank Letter of Credit against Teleport. Enterprise Bank shall have an Allowed Secured Claim against Teleport in the amount of $250,000 secured by Cash presently on deposit at Enterprise Bank which supports a letter of credit previously issued by Enterprise Bank to Teleport, which letter of credit shall be replaced by a substitute or backup letter of credit to be provided by a financial institution arranged by the Asset Purchaser at the Closing and the $250,000 in Cash shall be returned to Teleport and then remitted to KLT pursuant to the Teleport Settlement Agreement.

          3.4          Class 4 - Allowed General Unsecured Claims against Teleport. Class 4 shall consist of all Allowed unsecured, non-priority Claims (including Allowed Deficiency Amounts) against Teleport not included within Class 6.

          3.5          Class 5 - Allowed Unsecured Claims Against Virginia. Class 5 consists of all Allowed Unsecured Claims against Virginia.

          3.6          Class 6 - Allowed Penalty Claims against Teleport. Class 6 consists of any Claims against Teleport for penalties, unless the Court determines that it is not appropriate to separately classify the applicable Claim and treat it in the manner proposed herein, in which case the applicable Claim shall be treated in the Class to which the Court determines it belongs.

          3.7          Class 7 - Allowed KLT Secured Loan Claim Against Holdings. Class 7 consists of KLT's $10 million loan Claim against Holdings which is secured by pledges of Holding's Stock in Teleport and Virginia.

          3.8          Class 8 - Allowed Unsecured Claims against Holdings. Class 8 consists of all allowed unsecured claims against Holdings.

                    3.8.1          Subclass 8A - Allowed Senior Discount Noteholder Claims. Subclass 8A consists of the claims of the holders of the Senior Discount Notes (as determined by the official records of the Indenture Trustee).

                    3.8.2          Subclass 8B - Allowed General Unsecured Claims against Holdings. Subclass 8B consists of the claims of the holders of general unsecured claims against Holdings, other than the Class 8A Senior Discount Noteholder Claims and any Deficiency Amount related to Class 7 Claims (which shall be treated solely as part of Class 7).

          3.9          Class 9 - Allowed Interests. Class 9 consists of Allowed Interests in Teleport, Virginia and Holdings.

          3.9.1.          Subclass 9A - Allowed Interests in Teleport. Subclass 9A consists of Allowed Interests in Teleport.

          3.9.2          Subclass 9B - Allowed Interests in Virginia. Subclass 9B consists of Allowed Interests in Virginia.

          3.9.3          Subclass 9C - Allowed Interest in Holdings. Subclass 9C consists of Allowed Interests in Holdings.

ARTICLE 4

IDENTIFICATION OF IMPAIRED CLASSES
OF CLAIMS AND INTERESTS

          4.1          Impaired Classes of Claims and Interests. Classes 1, 2A, 2B, any other Secured Claim Subclasses under Class 2, 4, 5, 6, 7, 8A, 8B, 9A, 9B and 9C are Impaired under this Plan.

          4.2          Unimpaired Classes of Claims and Interests. Class 3 is not Impaired under this Plan.

ARTICLE 5

PROVISIONS FOR TREATMENT OF
CLASSIFIED CLAIMS AND INTERESTS

          5.1          Class 1- Allowed KLT Claims against Teleport. On or before the Effective Date, all assets of the Teleport estate or proceeds thereof (including from the Closing) remaining after payment of (a) unclassified claims against Teleport set forth in Article 2 of the Plan, (b) Class 2 Miscellaneous Secured Claims against Teleport, (c) payment of the Additional Sum for the Holdings Priority or Administrative Claims or any other Holdings creditors who are beneficiaries thereof designated in the Holdings Settlement Agreement, (d) the funding of the General Unsecured Fund, (e) the funding of the Noteholders' Payment and (f) the funding of an agreed budget for post-Effective Date winddown costs for the estates, will be for the benefit of KLT and shall be paid over or assigned to KLT when and as requested by KLT. To the extent that all payments required hereunder been previously made, KLT shall also receive the Cash security currently held at Enterprise Bank on account of Enterprise Bank's Class 3 Claim as soon as it is received by Teleport. All rights of the Teleport estate to receive the remainder from escrow or any other amounts held back by the Asset Purchaser or otherwise not liquidated as of the Closing (other than any Supplemental Class 4 Recovery) shall be assigned to KLT concurrently with or promptly after the Effective Date.

          5.2          Class 2 - Allowed Miscellaneous Secured Claims.

          5.2.1.          Subclass 2A - Secured Claim of CIT. At Teleport's option, CIT will either (i) receive a payment equal to 100% of its Allowed Secured Claim in Subclass 2A, promptly after the Effective Date, without interest, in which case Teleport shall receive the collateral securing that Claim free and clear of any Liens thereon or Claims thereto (which collateral will be for the benefit of KLT pursuant to the terms of the Teleport Settlement Agreement unless sold to the Asset Purchaser) or (ii) have its collateral returned to it. Teleport reserves the right to seek approval of a settlement with CIT prior to confirmation of this Plan.

          5.2.2          Subclass 2B - Secured Tax Claims. At the applicable Debtor's option, a Secured Tax Claim holder will either (i) receive a payment equal to 100% of its Allowed Secured Claim in Subclass 2B, promptly after the Effective Date, without interest, in which case Teleport shall receive the collateral securing the Claim free and clear of any Liens thereon or Claims thereto (which collateral will be for the benefit of KLT pursuant to the terms of the Teleport Settlement Agreement unless sold to the Asset Purchaser) or (ii) have its collateral returned to it. The Debtors reserve their respective rights to seek approval of any settlement with any holder of a Secured Tax Claim prior to confirmation of this Plan.

          5.2.3          Other Secured Claims. At the applicable Debtor's option, a holder of a Subclass of an Allowed Secured Claims not treated under Class 2A or Class 2B will either (i) receive a payment of 100% of its Allowed Secured Claim, payable promptly after the Effective Date, without interest, in which case Teleport shall receive the collateral securing that Claim free and clear of any Liens thereon or Claims thereto (which collateral will be for the benefit of KLT pursuant to the terms of the Teleport Settlement Agreement unless sold to the Asset Purchaser) or (ii) have its collateral returned to it in full satisfaction of its Allowed Secured Claim (and if the Claim is non-recourse, any Allowed Class 4 Claim, Allowed Class 5 Claim or Allowed Class 8B General Unsecured Claim secured by that collateral).

          5.2.4          Assets to be Sold to the Asset Purchaser. If any of the collateral securing an Allowed Class 2A, Allowed Class 2B or Allowed Class 2C Claim is required to be sold to the Asset Purchaser under the Asset Purchase Agreement, the Debtors shall not exercise the right to return collateral to any such claimant without the consent of KLT and the Asset Purchaser.

          5.3          Class 3 - Allowed Secured Claim for Enterprise Bank Letter of Credit against Teleport. Until the replacement letter of credit is issued in connection with or shortly after the Closing, Teleport will maintain the $250,000 of Cash held at Enterprise Bank to secure its reimbursement obligation with respect to the letter of credit. This Cash will be released to KLT on account of its Class 1 Claims upon (a) Enterprise Bank's receipt of a substitute or backup letter of credit in form and substance reasonably acceptable to Enterprise Bank and (b) the payment of Debtors' obligations under the Plan.

          5.4          Class 4 - Allowed General Unsecured Claims Against Teleport. Allowed Class 4 Claims will receive their Pro Rata share of (a) the General Unsecured Fund to be funded at Closing, or at its sole election, provided by KLT pursuant to Paragraph 3 of the Teleport

Settlement Agreement and (b) any Supplemental Class 4 Recovery. The General Unsecured Fund shall be in the amount calculated pursuant to Section 2 of the Teleport Settlement Agreement.

          5.5          Class 5 - Allowed General Unsecured Claims Against Virginia. Allowed Class 5 Claims shall receive their Pro Rata share of $1,000 and all proceeds of the sale of the Duct or if no sale has closed by the Effective Date, joint title to the Duct.

          5.6          Class 6 - Allowed Penalty Claims Against Teleport. Any Allowed Class 6 Claims will receive nothing under the Plan.

          5.7          Class 7 - Allowed KLT Secured Loan Claims Against Holdings. Allowed Class 7 Claims will receive no distribution of Cash under the Plan in accordance with the terms of the Holdings Settlement Agreement.

          5.8          Class 8 - Allowed Unsecured Claims Against Holdings.

                    5.8.1 Subclass 8A - Allowed Senior Discount Noteholder Claims. Allowed Class 8A Senior Discount Noteholder Claims will receive their Pro Rata share of the Noteholders' Payment after payment of items set forth in Section 2(a) of the Holdings Settlement Agreement, to be funded at Closing or at its sole election, provided by KLT pursuant to Paragraph 3 of the Holdings Settlement Agreement. Within 1 business day of the Effective Date, and as previously directed and requested by KLT in the Holdings Settlement Agreement, Teleport shall pay to Holdings the Teleport Payment and Holdings shall immediately pay the Noteholders' Payment to the Indenture Trustee to be distributed by the Indenture Trustee to the Senior Discount Noteholders and to pay certain expenses in accordance with the Indenture and Sections 7.2 and 8.12 of the Plan.

                    5.8.2 Subclass 8B - Allowed General Unsecured Claims Against Holdings. Allowed Class 8B General Unsecured Claims will receive their Pro Rata share of the remaining Additional Sum, to be funded at Closing or at its sole election, provided by KLT pursuant to Paragraph 3 of the Holdings Settlement Agreement. On the Effective Date, and at the direction and request of KLT as set forth in the Holdings Settlement Agreement, Teleport shall pay to Holdings the Additional Sum, the remaining balance of which, after payment in full of Allowed Holdings Priority or Administrative Claims, shall be promptly paid to holders of Allowed Class 8B General Unsecured Claims.

          5.9          Class 9 - Allowed Interests.

          5.9.1          Subclass 9A - Interests in Teleport. There will be no distribution to Subclass 9A Interests and Teleport will be dissolved as a corporation by operation of this Plan (subject to Section 8.5 hereof) as soon as practicable after the Effective Date without further order of the Court or board or shareholder action, and upon the Effective Date the Subclass 9A Interests shall be cancelled and extinguished immediately upon the Effective Date without any further act or deed.

          5.9.2          Subclass 9B - Interests in Virginia. There will be no distribution to Subclass 9B Interests and Virginia will be dissolved as a corporation by operation of this

Plan as soon as practicable after the Effective Date by operation of this Plan without further order of the Court or board or shareholder action, and upon the Effective Date the Subclass 9B Interests shall be cancelled and extinguished immediately upon the Effective Date without any further act or deed.

          5.9.3          Subclass 9C - Interests in Holdings. There will be no distribution to Subclass 9C Interests and Holdings will be dissolved as a corporation by operation of this Plan as soon as practicable after the Effective Date by operation of this Plan without further order of the Court or board or shareholder action, and upon the Effective Date the Subclass 9C Interests shall be cancelled and extinguished immediately upon the Effective Date without any further act or deed.

ARTICLE 6

ACCEPTANCE OR REJECTION OF PLAN
AND ELECTIONS ON BALLOTS

          6.1          Classes Entitled to Vote. Each Impaired Class and Subclass shall be entitled to vote separately to accept or reject this Plan. Any Unimpaired Class of Claims shall not be entitled to vote to accept or reject this Plan. Under (section symbol) 1126(f) of the Code, such Claim holders are conclusively presumed to accept the Plan.

          6.2          Classes of Claims and Interests Deemed to Reject this Plan. Any Allowed penalty claims in Class 6, Class 7 and the Allowed Interests in Teleport, Holdings and Virginia (Subclasses 9A, 9B and 9C) are Impaired and shall not receive or retain any property under this Plan. Under (section symbol) 1126(g) of the Code, the holder of such a Claim or Interest is conclusively presumed to reject this Plan, and the vote of such holder will not be solicited.

          6.3          Acceptance by an Impaired Class. In accordance with (section symbol) 1126(c) of the Code and except as provided in (section symbol) 1126(e) of the Code, an Impaired Class of Claims shall have accepted the Plan if the Plan is accepted by the holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims of such Class that have timely and properly voted to accept or reject the Plan.

ARTICLE 7

PLAN DISTRIBUTIONS

          7.1          Timing of Cash Payments from Teleport. Teleport shall make the following payments:

          7.1.1.          Cash to holders of Allowed Administrative Expense Claims in accordance with Article 2 of the Plan on or promptly after the Effective Date (or if later, when such claims become Allowed).

          7.1.2          Cash to holders of Allowed Priority Tax Claims in accordance with Article 2 of the Plan on or promptly after the Effective Date (or if later, when such claims become Allowed).

          7.1.3.          Cash in an amount determined in accordance with the Teleport Settlement Agreement to the General Unsecured Fund and any Supplemental Class 4 Recovery for the Pro Rata distribution by Teleport by holders of Allowed Class 4 Claims against Teleport on or promptly after the Effective Date (or if later, to be distributed to such claims when they become Allowed).

          7.1.4.          Any Supplemental Class 4 Recovery should be paid at such time as such recovery is obtained by the Teleport estate.

          7.1.5          $1,000 from Teleport to Virginia to be used towards the Class 5 distribution on or promptly after the Effective Date.

          7.1.6          Cash in the amount of $13,750,000 within 1 Business Day of the Effective Date to Holdings to be used in accordance with Section 7.2.3 of the Plan below.

          7.1.7          Cash to Holdings in the amount of the Additional Sum within 1 Business Day of the Effective Date, to be used in accordance with Section 7.2.1 and 7.2.2 of the Plan.

          7.1.8          The remainder of the Teleport estate and proceeds thereof to KLT.

          7.2          Timing of Cash Payments from Holdings. Holdings shall make the following payments:

          7.2.1          On or promptly after the Effective Date (or if later, when such claims become allowed), Cash to the holders of Allowed Holdings Priority and Administrative Claims, to the extent not previously paid, from the Additional Sum;

          7.2.2.          On or promptly after the Effective Date (or if later, when such claims become allowed), Cash on a Pro Rata basis to holders of Allowed Class 8B General Unsecured Claims from the Additional Sum.

          7.2.3          On the Effective Date, Cash in the amount of $13,750,000 to the Indenture Trustee, to be used for reimbursement of fees, costs and expenses incurred by Armstrong Teasdale, L.L.P. and the Indenture Trustee, with the balance to be used by the Indenture Trustee for a prompt Pro Rata distribution to the holders of Allowed Class 8A Senior Discount Noteholder Claims.

          7.3          Timing of Cash Payment from Virginia. On or promptly after the Effective Date, Virginia shall make Pro Rata payments to the holders of Allowed Class 5 General Unsecured Claims.

          7.4           Contested Claims. The Confirmation Order shall contain a reasonable provision to reserve or otherwise provide for Contested Claims as of the Confirmation Hearing Date.

          7.5          Means of Cash Payment. Cash distributions made pursuant to this Plan shall be in United States funds, by check drawn on a domestic bank or if the Debtors so elect in their sole discretion for distributions to certain large claimants, by wire transfer from a domestic bank. Cash distributions by check shall be mailed to Creditors entitled to such distributions under this Plan at the addresses set forth on the Creditors' proofs of claim, or, if no proof of claim was filed, shall be mailed to the Creditor's last known address contained in the records of the applicable Debtor. If any holder's distribution is returned as undeliverable, no further distributions to such holder shall be made unless and until the applicable Debtor is notified of such holder's then current address, at which time all missed distributions shall be made to such holder without interest.

          7.6          Time Bar to Cash Payments. Checks issued by the applicable Debtor with respect to Claims or Interests shall be null and void if not cashed within ninety (90) days of the date of issuance thereof.

          7.6.1          Requests for reissuance of any check must be made directly to the applicable Debtor in dissolution (or any Disbursement Agent or Liquidating Trust established in the Confirmation Order) or the holder of the Allowed Claim or Interest with respect to which the check originally was issued.

          7.6.2          Any claim in respect of such a null and voided check shall be made on or before one-hundred fifty (150) days after the date of issuance of the check, after which time all claims in respect of such null and voided checks shall be forever barred, and the funds shall be distributed to KLT.

          7.7          Record Date. The record date for purposes of distributions under this Plan shall be the close of business on the Confirmation Date. The Debtors will rely on the register of proofs of Claim filed in the Cases and their stock records to identify holders of Claims and Interests except to the extent a notice of transfer of Claim or Interest has been filed with the Court prior to the Confirmation Date pursuant to Bankruptcy Rule 3001 and the applicable Debtor has actual notice of a permitted post-confirmation transfer.

          7.8          Disbursing Agent for Senior Discount Notes and Certain Expenses. The Indenture Trustee will act as disbursing agent under the Plan with respect to distributions to holders of Class 8A Senior Discount Note Claims and the expenses of Armstrong Teasdale and the Indenture Trustee. All distributions to Class 8A Senior Discount Note Claims shall be made by the Indenture Trustee at the address in the Indenture Trustee's official records and based on the respective holders of such notes reflected in such official records of the Indenture Trustee.

ARTICLE 8

MEANS FOR IMPLEMENTATION OF THE PLAN

          8.1          Approval of the Settlement Agreements. To the extent not previously approved by a Final Order, the Teleport Settlement Agreement and Holdings Settlement Agreement are both hereby approved in all respects as compromises and settlements pursuant to Bankruptcy Rule 9019 and are an integral part of this Plan and such settlements shall also be approved in the Confirmation Order.

          8.2          Funding of General Unsecured Fund. In addition to the treatment of its Claims as set forth in this Plan, KLT has agreed to consent to the establishment of the General Unsecured Fund, calculated in accordance with Section 2 of the Teleport Settlement Agreement, from the proceeds of the Closing or pursuant to Section 3 of the Teleport Settlement Agreement, by KLT directly at its sole option, to fund distributions to Class 4 Creditors.

          8.3          Funding of Teleport Payment In addition to the treatment of its Claims as set forth in the Plan, KLT has agreed to the establishment and funding of the Teleport Payment, at Closing or pursuant to Section 3 of the Holdings Settlement Agreement by KLT directly at its sole option, to fund distributions to creditors of Holdings as set forth in Section 7.2 of this Plan.

          8.4          Corporate Dissolution of Virginia and Holdings. Virginia and Holdings shall be dissolved and their stock shall be deemed cancelled on the Effective Date by operation of the Plan immediately and without further corporate or shareholder action or further order of this Court. They shall make distributions under the Plan and promptly take such other actions reasonably necessary to winddown their affairs while in dissolution, unless such tasks are assigned to a liquidating trust or distribution agent under the Confirmation Order.

          8.5          Treatment of Teleport. On the Effective Date, Teleport shall be dissolved and its stock shall be cancelled as of the Effective Date by operation of the Plan immediately and without further corporate or shareholder action or further order of this Court. Following the Effective Date, Teleport shall make distributions under the Plan and promptly take such other actions reasonably necessary to winddown its affairs while in dissolution, unless such tasks are assigned to a liquidating trust or distribution agent under the Confirmation Order.

          In the event of an alternative funding of Plan distributions by KLT pursuant to Section 3 of the Settlement Agreements, then Teleport shall be deemed reorganized with KLT as its sole shareholder as of the Effective Date. In such event, all assets shall vest in reorganized Teleport free and clear of liens, claims and encumbrances and Teleport shall present to KLT a form of restated charter and bylaws for post-confirmation Teleport. The form of restated charter and bylaws of the Teleport shall be agreed to by KLT in the exercise of its reasonable discretion prior to the entry of the Confirmation Order. These documents shall prohibit the issuance of nonvoting stock to the extent required by (section symbol) 1123(a) of the Code. No further board or shareholder action shall be required for these documents to be effective and the applicable state officials shall be directed to recognize that they were duly adopted by this Plan and the Confirmation Order. In such event, the board of directors of reorganized Teleport shall be reconstituted under a restated charter and amended bylaws on the Effective Date as approved by KLT, which approval shall not be unreasonably withheld, as follows: there shall be a three person board, the identification of whom will be made in a Plan supplement as soon as practicable prior to the Confirmation Hearing or such other persons as shall be set forth and approved as post-Effective Date directors in the Confirmation Order. In such event, it is anticipated that certain members of Teleport management shall remain in their current positions on or after the Effective Date. Reorganized Teleport may, but is not obligated to, have such other officers as the board of directors deems necessary or appropriate. The board of directors and officers of reorganized Teleport shall be entitled to reasonable compensation and reimbursement of expenses pursuant to policies or resolutions as may be approved by the board of directors of reorganized Teleport.

          8.6          Injunction. From and after the Effective Date, all Persons who have held, hold, or may hold Claims against or Interests in either of the Debtors shall be permanently enjoined from taking in connection with matters related to the Debtors or these Cases any of the following actions against the Debtors, any reorganized Teleport or any of their property on account of such Claims or Interests: (i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (iii) creating, perfecting or enforcing any lien or encumbrance; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability, or obligation due to the Debtors; or (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan or which interferes with the Closing; provided, however, that nothing contained herein shall relieve the Debtors or other parties in interest from performing their obligations as set forth in this Plan, the Settlement Agreements or any related documents contemplated herein or preclude any remaining Committee or any party in interest from seeking to enforce their rights under this Plan.

          8.7          Causes of Action. Except as provided in (section symbol) 8.8 below, on the Effective Date, all Causes of Action shall be assigned to KLT (to the extent not previously assigned pursuant to paragraph 7 of the Settlement Agreements), unless the Court determines in a Final Order as to any Side Letter Related Potential Action that such action was not assigned to or otherwise inured to the benefit of KLT under the Teleport Settlement Agreement, in which case such Side Letter Related Potential Actions will be treated as set forth in the Court's Final Order containing such determination. Any pleading seeking (i) a determination that the Side Letter Related Potential Action are not assigned to nor otherwise inure to the benefit of KLT or (ii) seeking to confer standing on any party other than Teleport to file a Side Letter Related Potential Action must be filed before the Confirmation Date or shall be deemed waived.

          8.8          Releases. In the Confirmation Order, the KLT Releasees shall receive the releases set forth in Section 6(a) of the Teleport Settlement Agreement and the KLTT Releasees shall receive the releases set forth in Section 6(a) of the Holdings Settlement Agreement. In the Confirmation Order, the Committee Releasees and the DTI Releasees shall receive the releases set forth in Section 6(b) of the Teleport Settlement Agreement. In the Confirmation Order, the Noteholders Releasees and the Holdings Releasees shall receive the releases set forth in Section 6(b) of the Holdings Settlement Agreement. The foregoing releases do not extend to and shall not be construed to release any contractual claims for indemnification held by Kenneth V. Hager as a director.

          8.9          Maintenance of Indemnification Policies. KLT shall maintain the Indemnification Policies from and after the Effective Date to pay obligations to current and former directors and officers of the Debtors for at least three (3) years after the Effective Date.

          8.10          Exculpation of Post-Petition Board, Officers, KLT and Committee. Except for wilful misconduct or bad faith, or breach of the Settlement Agreements, neither the Debtors nor the directors, officers, agents and Professionals of the Debtors (collectively, the "Company Related Parties"), the KLT Releasees nor the Committee nor its members, agents and Professionals (collectively, the "Committee Related Parties"), shall be liable to any person or entity for any post-petition action, failure or omission to act or other matter related to the Debtors and/or these Cases, provided, however, that nothing herein shall be construed to exculpate the relevant officers of the Debtors in connection with any Side Letter Related Potential Actions. All parties are permanently enjoined from initiating a suit against any reorganized Teleport, the Debtors, the Company Related Parties, the KLT Releasees, the Committee or the Committee Related Parties related to the matters released hereunder, except for willful misconduct or bad faith on the part of any reorganized Teleport, the Debtors, the Company Related Parties, the KLT Releasees, the Committee or the Committee Related Parties. Nothing herein shall prejudice the right of any applicable party to enforce its rights under the applicable Settlement Agreement (or any applicable defenses thereto).

          8.11          Cancellation of Senior Discount Notes. In connection with receiving the distribution provided for pursuant to the Plan, each instrument evidencing a Senior Discount Note Claim will be deemed cancelled, extinguished, and of no further force and effect as of the Effective Date and the holders shall not retain rights thereunder and such instruments shall evidence no rights, except the right to receive the distribution to be made to the holder of such instruments as reflected in the official records of the Indenture Trustee pursuant to the Plan. The Indenture Trustee may make distributions on account of the Senior Discount Note Claims and perform such other necessary administrative functions with respect thereto, and maintain and assert any rights or liens for reasonable fees, costs and expenses under the Indenture. Except with respect to the performance by the Indenture Trustee or its agents of the obligations of the Indenture Trustee under the Plan or in connection with any distribution to be made under the Plan, effective as of the Effective Date, the Indenture Trustee and its agents, successors and assigns shall be discharged of all of their obligations.

          8.12          Indenture Trustee. Pursuant to the Holdings Settlement Agreement, the Indenture Trustee will pay in Cash from the Noteholders' Payment such fees and expenses as the Indenture Trustee determines to be reasonable for Armstrong Teasdale, LLP in connection with its representation of Oaktree Capital Management and the Indenture Trustee without the need for the Indenture Trustee or Armstrong Teasdale LLP to file an application for allowance with the Bankruptcy Court.

ARTICLE 9

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES
OF HOLDINGS AND VIRGINIA AND UPON CLOSING OF THE ASSET PURCHASE
AGREEMENT, TELEPORT

          This Article applies to Holdings and Virginia. In the event there is a Closing, it shall also apply to Teleport:

          9.1          Rejected if Not Assumed. The Plan shall be deemed to constitute and incorporate a motion by the Debtors to reject all executory contracts and unexpired leases to which a Debtor is a party or is otherwise bound, except for the contracts and leases that (a) have been assumed, assumed and assigned, consensually terminated or rejected pursuant to an order of the Court entered prior to the Effective Date, (b) are to be assumed and assigned to the Asset Purchaser, (c) are otherwise specifically treated otherwise in this Plan, and (d) are the subject of a motion to assume or assume and assign that is pending before the Court on the Effective Date. The Confirmation Order shall represent and reflect an order of the Court approving the rejection of all other executory contracts and unexpired leases not within clauses (a) to (d) above, as of the Effective Date. It is believed that Holdings and Virginia are not parties to any executory contracts or unexpired leases.

          9.2          Bar to Rejection Damages. If the rejection of an executory contract or unexpired lease by the Debtors pursuant to Section 9.1 of the Plan results in damages to the counterparty to such contract or lease, then a Claim for damages or any other amounts related in any way to such contract or lease shall be forever barred and shall not be enforceable against the Debtors, their successors and assigns or their property, unless a proof of claim is filed with the Court and served in accordance with Section 13.1 of this Plan within forty-five (45) days of the Confirmation Date. Any applicable prior dates (including pursuant to the cure notice given in connection with the sale pleadings for the Asset Purchase Agreement) shall remain in full force and effect and any claims barred or fixed in connection with such prior bar date cannot be reasserted.

ARTICLE 10

TREATMENT OF TELEPORT EXECUTORY CONTRACTS AND UNEXPIRED LEASES IN EVENT OF ALTERNATIVE FUNDING BY KLT UNDER PARAGRAPH 3 OF SETTLEMENT AGREEMENTS

          Solely in the event there is no Closing and KLT elects, in its sole discretion, to make the funding permitted by Paragraph 3 of the Settlement Agreements, then as to Teleport, the provisions of this Article shall provide the treatment of executory contracts and unexpired leases of Teleport:

          10.1          Assumed If Not Rejected by Teleport. This Plan shall be deemed to constitute and incorporate a motion by Teleport to assume all executory contracts and unexpired leases to which Teleport is a party or is otherwise bound, to the extent KLT consents, except for the contracts and leases that (a) have been assumed or rejected pursuant to an order of the Court entered prior to the Confirmation Date, (b) are specifically treated otherwise in this Plan or (c) are the subject of a motion to reject or assign that is pending before the Court on the Confirmation Date. The Confirmation Order shall represent and reflect an order of the Court approving the assumption of all other executory contracts and unexpired leases not within clauses (a) to (c) above, as of the Effective Date.

          10.2          Compensation and Benefit Programs. Except as otherwise required by law and to the extent previously rejected by an order of the Court on or before the Confirmation Date, all employee compensation and benefit programs of Teleport, including programs subject to (section symbol)(section symbol) 1114 and 1129(a)(13) of the Code, listed on Schedule 10.2 hereof entered into before or after the Petition Date and not since terminated, to the extent KLT consents, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed under Section 10.1 of this Plan, unless rejected by Teleport in the discretion of Teleport, which programs reorganized Teleport will continue to administer.

          10.3          Bar to Cure Cost Claims. As part of the procedure to set the Confirmation Hearing, Teleport intends to obtain a procedure setting a timetable for parties to assert any Claims for cure costs in connection with any executory contract or unexpired lease that is assumed to the extent such Cure Cost was not previously determined by a prior Final Order of this Court in connection with the approval of the transaction with the Asset Purchaser. Any Claim which is timely and properly asserted shall be determined by the Court and satisfied in accordance with a Final Order regarding the same promptly after entry of such a Final Order. Any such Claim which is not timely or properly asserted shall be forever barred and shall not be enforceable against Teleport, reorganized Teleport, their successors or assigns, or their property.

ARTICLE 11

PROCEDURES FOR RESOLVING AND TREATING CONTESTED CLAIMS

          11.1          Objection Deadline. Teleport (as to claims against Teleport), Holdings (as to claims against Holdings) and Virginia (as to claims against Virginia) shall be the only party entitled to file objections to Claims after the Confirmation Date (other than objections to Administrative Expense Claims as provided in Article 2); provided, however, that the Committee can prosecute its objections to the Gary Douglass proofs of claim to the extent not resolved by a Final Order prior to the Effective Date and support Teleport's objection to the proofs of claim of the Missouri Department of Revenue and object to any newly filed proof of claims against Teleport which singly or in the aggregate, the Committee reasonably believes may cause the amount of allowed unsecured Claims to exceed the applicable cap set forth in the Teleport Settlement Agreement. As soon as practicable, but in no event later than thirty (30) days following the Effective Date, the applicable Debtor, as the case may be, shall file any such remaining objections and shall serve a copy on the holder of the applicable Claims or Interests to which the objections are made. There shall be no post-confirmation right to object to the extent a particular Claim is specifically Allowed under this Plan or under prior Final Order of the Court. This (section symbol) 11.1 shall not limit the applicable Debtor's right to object to Claims or Interests, if any, filed or amended after the Effective Date. Any Claims filed after the applicable bar date shall be Disallowed unless the Court determines in a Final Order that there was excusable neglect for filing such Claims after the applicable bar date.

          11.2          Prosecution of Objections. The applicable Debtor shall litigate to judgment, settle, or withdraw objections to Contested Claims filed by the applicable Debtor (and as to those categories of claims to which the Committee may object under (section symbol) 11.1 above, the Committee may do the same). The applicable Debtor can seek an Estimation Order as to any Contested Claim or to set the Contested Claim Reserve.

          11.3          Power to Compromise and Settle Without Notice and a Hearing. The applicable Debtor may compromise and settle an objection to a Claim without notice and a hearing thereon where the Allowed Claim will be $25,000.00 or less as a result of such compromise and settlement. The applicable Debtor may also compromise and settle an objection to a Claim without notice and a hearing thereon where the difference between the amount of the proof of claim as filed and the amount of the Claim as scheduled by the applicable Debtor is less than $25,000.00. For any such compromise of settlement set forth in the preceding sentences of this (section symbol) 11.3, the Debtor shall send a written notice of such compromise and settlement to KLT and the Committee and if either of them send a written objection to the applicable Debtor within ten days of the notice being received by KLT and the Committee, then the applicable Debtor shall seek approval of the same pursuant to (section symbol) 11.4 below.

          11.4          Power to Compromise and Settle Upon Notice and a Hearing. The applicable Debtor may compromise and settle all Objections to Claims not covered by (section symbol) 11.3 of this Plan only upon twenty (20) days notice to the United States Trustee for the Eastern District of Missouri and counsel to KLT and the Committee and a hearing thereon.

          11.5          No Distributions Pending Allowance. Notwithstanding any other provision of this Plan, no payments or distributions shall be made with respect to any Claim or Interest held by the holder of a Contested Claim to which an objection has been interposed unless and until the Contested Claim has been settled, withdrawn or adjudicated and a Final Order has been entered with respect to the Claim or Interest.

          11.6          Termination of Committee Objection Rights. The rights of the Committee to object to Claims shall terminate (a) as to the Claims of Gary Douglass and the Missouri Department of Revenue referenced in Section 11.1 above, if KLT agrees not to reduce the amount payable to unsecured Creditors under the Settlement Agreements notwithstanding the Allowed amount of such Claims; and (b) as to all other Claims, if the condition to the Teleport Settlement Agreement as to the maximum Allowed amount of Trade Claims plus the Amended Ameren Claim (as each such term is defined in the Teleport Settlement Agreement) is satisfied or waived.

ARTICLE 12

RETENTION OF JURISDICTION

          12.1          Claims and Actions. The Court shall retain jurisdiction over the Cases, including, without limitation, such jurisdiction as is necessary to ensure that the purposes and intent of this Plan are implemented. The Court shall also expressly retain jurisdiction to hear and determine all Claims against the Debtors.

          12.2          Retention of Additional Jurisdiction. The Court shall also retain jurisdiction for the purpose of classification of the Claims of any Creditor or Interests of any Interestholder and the determination of such objections as may be filed with respect to the Claims and Interests, including proceedings for estimation of Claims or Interests pursuant to Code (section symbol) 502(c). The Court shall further retain jurisdiction for the following additional purposes:

          (1) to determine all questions and disputes regarding title to the assets of a Debtor, all controversies, disputes or conflicts, whether or not subject to any pending action as of the Effective Date, between the Debtors and any other party;

          (2) to modify the Plan with the consent of the applicable Debtor after the Effective Date but prior to substantial consummation of the Plan pursuant to (section symbol) 12.3 of this Plan, upon advance written notice to the Committee and KLT;

          (3) to construe, interpret, implement and enforce the terms and conditions of the Plan, the Settlement Agreements and Confirmation Order;

          (4) to determine issues and disputes concerning entitlement to distributions to be made under and pursuant to this Plan;

          (5) to enter such orders, including, but not limited to, such future injunctions as are necessary to enforce the respective title, rights and powers of the Debtors, and to impose such limitations, restrictions, terms and conditions on such title, rights and powers as the Court may deem necessary;

          (6) to correct any defect, cure any omission or reconcile any inconsistency in the Plan or the Confirmation Order as may be necessary to implement the purposes and intent of the Plan;

          (7) to determine any and all objections to the allowance of Claims or Interests, including, without limitation, any counterclaims and rights of setoff;

          (8) to determine any and all applications for allowance of compensation and reimbursement of expenses and the reasonableness of any fees and expenses authorized to be paid or reimbursed under the Code or the Plan;

          (9) to determine any and all applications or motions for the rejection, assumption or assumption and assignment of any executory contract or unexpired lease and to hear and determine, and, if need be, to liquidate any and all Claims arising therefrom;

          (10) to determine any and all applications, adversary proceedings and contested matters, including any adversary proceeding concerning any Cause of Action, that may be pending on or initiated after the Effective Date relating to matters which arose prior to the Effective Date;

          (11) to consider any technical or immaterial modification of the Plan, whether or not the Plan has been substantially consummated, to remedy any defect or omission or reconcile any inconsistency in the Confirmation Order or any other Order of the Court, to the extent authorized by the Plan or the Code and requiring Court approval;

          (12) to determine all controversies, suits and disputes that may arise in connection with the interpretation, enforcement or consummation of the Plan, any agreements or instruments issued under or relating to this Plan or any other documentation evidencing the terms of this Plan;

          (13) to consider and act on the compromise and settlement of any Claim against or cause of action by or against the Debtors arising under or in connection with the Plan;

          (14) to issue such orders in aid of execution of the Plan as may be authorized by Code (section symbol) 1142;

          (15) to hear and determine all controversies, suits and disputes, if any, as may arise with regard to orders of this Court;

          (16) to liquidate damages in connection with any disputed, contingent or unliquidated Claims or Interests;

          (17) to adjudicate all Claims to a security or ownership interest in any property of the Debtors or in any proceeds thereof and for adequate protection claimed by any holder of such Claims;

          (18) to adjudicate all claims or controversies arising out of any purchases, sales or contracts made or undertaken by the Debtors during the pendency of the Case;

          (19) to make a determination, if necessary, with respect to any Side Letter Related Potential Actions and the respective rights of KLT and Class 4 Creditors to any recoveries related thereto; and

          (20) to determine such other matters or proceedings as may be provided for under Title 28 or other title of the United States Code, the Code, the Bankruptcy Rules, other applicable law, the Plan or in any order or orders of the Court, including, but not limited to, the Confirmation Order or any order which may arise in connection with the Plan or the Confirmation Order.

          12.3          Modifications of the Plan. The Debtors may modify this Plan in the manner provided for under Code (section symbol) 1127. The Debtors shall give notice of any proposed modification to counsel for the Committee, counsel to KLT, and to the United States Trustee for the Eastern District of Missouri and to any other parties designated by the Court. The Debtors also reserve the right to make such modifications at or prior to any hearings on confirmation as are necessary to permit this Plan to be confirmed under Code (section symbol) 1129.

          12.4          Revocation and Withdrawal of the Plan. The Debtors reserve the right to revoke or withdraw this Plan at any time before entry of a Confirmation Order. If the Debtors revoke or withdraw this Plan prior to the Confirmation Date, or if the Confirmation or the Effective Date does not occur, then this Plan shall be deemed to be null and void. In such event, nothing contained herein or in any disclosure statement relating to the Plan shall be deemed to constitute an admission of validity, waiver or release of any Claims by or against the Debtors or any Person or to prejudice in any manner the rights of the Debtors or any Person in any proceeding involving the Debtors.

          12.5          Section 1146(c) Exemption. Pursuant to Code (section symbol) 1146(c), the making or delivery of any instrument of transfer pursuant to, in implementation of or as contemplated by the Plan (including to the Asset Purchaser or to KLT) or the holding by or transfer or sale of any real or personal property of the Debtors pursuant to, in implementation of or as contemplated by the Plan (including to the Asset Purchaser or to KLT), shall not be taxed under any state or local law imposing a stamp tax, transfer tax or similar tax or fee.

ARTICLE 13

NOTICE PROVISIONS

          13.1          Notices. All notices, requests, elections or demands in connection with this Plan, including any change of address of any Creditor or Interestholder for the purposes of receiving distributions under this Plan and to avoid forfeiting the same pursuant to Article 7 of this Plan, shall be in writing and shall be delivered personally, by facsimile, overnight courier or first class mail. Such notice shall be deemed to have been given when received or, if mailed by first class mail, five (5) Business Days after the date of mailing, or if by overnight courier, the next Business Day following the date of mailing. Notices required to be sent to the following parties under this Plan shall be addressed to:

Debtors:

Digital Teleport, Inc.
14567 Outer Forty Drive
Suite 500
Chesterfield, MO 63017
Attention: Daniel Davis, General Counsel
Telephone: (314) 880-1000
Facsimile: (314) 880-1999

with a copy to the following Person:

Debtors' Counsel:

Robert E. Richards, Esq.
Patrick C. Maxcy, Esq.
Sonnenschein Nath & Rosenthal
8000 Sears Tower
Chicago, IL 60606
Telephone: (312) 876-8000
Facsimile: (312) 876-7934

KLT:

David J. Haydon, Esq.
KLT Inc.
10740 Nall, Suite 230
Overland Park, Kansas
Telephone: (913) 967-4310
Facsimile: (913) 967-4340

with a copy to the following Person:

KLT's Counsel

Mark A. Shaiken, Esq.
Stinson Morrison & Hecker LLP
1201 Walnut Street, Suite 2800
Kansas City, MO 64106
Telephone: (816) 842 8600
Facsimile: (816) 691-3495

Creditors Committee

Mark Brandenburg
Chairman of the Unsecured Creditors Committee
Credit Manager
Pirelli Cables and Systems USA
246 Stoneridge Dr., Ste. 400
Columbia, SC 29210
Telephone: (803) 951-1016
Facsimile: (803) 951-1099

With a copy to the following Person:

Creditors Committee's Counsel

Shalom Kohn, Esq.
Sidley Austin Brown & Wood
Bank One Plaza
10 South Dearborn Street
Chicago, IL 60603
Telephone: (312) 853-7000
Facsimile: (312) 853-7036

Oaktree Capital Management's Counsel

Steven N. Cousins, Esq.
David L. Going, Esq.
Armstrong Teasdale LLP
One Metropolitan Square
Suite 2600
St. Louis, Missouri 63102-2740
Facsimile: (314) 621-5065

          13.2          Limitation on Notice. The Debtors shall give the following notice with regard to the following matters, which notice shall be deemed to be good and sufficient notice of such matters with no requirement for any additional or further notice:

          13.2.1          Notice of Entry of Confirmation Order. Notice of the entry of the Confirmation Order shall be sufficient if (i) mailed to all known holders of Claims and Interests (which have not become Disallowed as of the date of mailing) and (ii) published at least one time in the St. Louis Post Dispatch. Such notice shall be mailed within five (5) Business Days of the date that the Confirmation Order becomes a Final Order.

          13.2.2          Post-Confirmation Date Service. From and after the date the Confirmation Order becomes a Final Order, notices of appearances and demands for service of process filed with the Court prior to such date shall no longer be effective. No further notices (other than notice of entry of the Confirmation Order) shall be required to be sent to any entities or Persons, except those Persons specified in (section symbol) 13.1 of this Plan, the Office of the U.S. Trustee and any creditor who files a renewed request for service of pleadings and whose claim has not been fully satisfied.

          13.2.3          Notice To Creditors. All notices and requests to Creditors of any Class shall be sent to them at the addresses set forth on the proofs of claim or, if no proof of claim was filed, to their last known address as reflected in the records of Debtor. Any Creditor may designate in writing any other address for purposes of this section, which designation shall be effective upon receipt by Debtor.

ARTICLE 14

MISCELLANEOUS PROVISIONS

          14.1          Request for Cramdown In the event this Plan is not confirmed under Code (section symbol) 1129(a), the Debtors request that this Plan be confirmed under Code (section symbol) 1129(b).

          14.2          Post-Confirmation Date Committee. The Committee shall continue to exist after the Confirmation Date for the purposes contemplated by this Plan. The Committee shall be dissolved upon the latest to occur of (a) the distribution to Class 4 Claims from the General Unsecured Fund, (b) the date that the objections to proof of claim of Gary Douglass against Teleport and the Missouri Department of Revenue have been resolved by Final Order of the Court and (c) the earlier of the date that (i) all issues arising out of any Side Letter Related Potential Actions have been resolved by Final Order of the Court, (ii) the Court determines in a Final Order that the Committee has no standing to prosecute such an action, or (iii) the Court determines in a Final Order that the Class 4 creditors have no economic interest in any Side Letter Related Potential Actions (the "Committee Dissolution Date"). Nothing herein shall prejudice the ability of Professionals of the Committee to file final fee applications or to prosecute any remaining objection to the proofs of claim set forth in Article 11 of the Plan or to raise issues related to the Side Letter Related Potential Actions until the Committee Dissolution Date. Nothing herein shall be deemed to be a consent by KLT to use of its cash collateral, if applicable, for any particular purpose. Nothing herein shall be deemed to be a consent by KLT to use of proceeds it asserts are payable to it under the Settlement Agreements or a waiver of KLT's rights to enforce the Settlement Agreements (or any applicable defenses of other parties thereto).

          14.3          Modification of Writings Evidencing Indebtedness. On the Effective Date, all writings evidencing indebtedness of the Debtors shall be deemed to be modified as provided in this Plan or documents executed in connection with this Plan.

          14.4          Severability. Should any provision in this Plan be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any and all other provisions of this Plan.

          14.5          Governing Law. Except to the extent that the Code is applicable, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Missouri, without giving effect to choice of law principles.

          14.6          Successors and Assigns. The rights and obligations of any entity named or referred to in this Plan shall be binding upon, and shall inure to the benefit of, the successors and assigns of such entity.

          14.7          Setoffs/Counterclaims. Except as otherwise provided in this Plan, the applicable Debtor may, but shall not be required to, set off or counterclaim against any Claim and the payments or other distributions to be made pursuant to this Plan in respect of the Claim, claims of any nature whatsoever the estate may have against the holder of the Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the applicable Debtor of any claim that the estate may have against the holder; provided, however, that the applicable Debtor will not seek to set off or counterclaim for any obligation that is not yet due. Setoffs or counterclaims arising from events after the Petition Date shall reduce the payouts under any Allowed Claim dollar for dollar. Setoffs or counterclaims arising from pre-petition events shall only reduce the amount of the Allowed Claim and therefore, shall only reduce the payout amount proportionally with the reduction in the Allowed Claim. If any counterclaim or setoff asserted by the Debtors exceeds the amount of any Claim, the holder of such Claim shall not be entitled to any distribution under the Plan, and the applicable Debtor will reserve the right to recover any such excess counterclaim or setoff from the holder of the applicable Claim.

          14.8          Binding Effect. Unless this Plan is revoked and withdrawn, the provisions of this Plan shall bind all Creditors and Interestholders, whether or not they vote to accept the Plan.

          14.9          Effect of Confirmation Order. Except as expressly provided in this Plan and the documents executed in connection with this Plan, the Confirmation Order shall contain an injunction, embodying the protections of the automatic stay of Code (section symbol) 362(a), against the prosecution against the Debtors of any Claim or Interest, whether or not a proof of claim or proof of Interest based on any such debt, liability, or Interest is filed under Code (section symbol) 502, including the pursuit of any Creditor's or Interestholder's derivative actions against any third party derived from the rights and interests of the Debtors or the Debtors' estates, which injunction shall come into effect on the Effective Date.

ARTICLE 15

CONDITIONS TO THE EFFECTIVENESS OF THE PLAN

          15.1          Conditions. All of the following conditions must occur and be satisfied for this Plan to be effective:

          15.1.1          Entry of Confirmation Order. The Confirmation Order must be signed by the judge of the Court and duly entered on the docket for the Case by the clerk of the Court.

          15.1.2          No Stay. There must be no stay in effect with respect to the Confirmation Order.

          15.1.3          Funding. The Closing has occurred or if KLT in its sole discretion so elects, the alternative funding under Paragraph 3 of both Settlement Agreements has occurred.

          15.1.4          Settlement Agreements Conditions Satisfied. The conditions precedent to effectiveness of the Settlement Agreements have been satisfied or waived.

          15.2          Conditions Waivable by the Debtors. The Debtors with the consent of KLT may waive any of the conditions contained in (section symbol)(section symbol) 15.1.4 of this Plan (which shall not be deemed to include funding pursuant to Section 15.1.3 of this Plan).

Respectfully Submitted,

DIGITAL TELEPORT, INC.

By:          /s/ Paul Pierron
             Paul Pierron
             President

DTI HOLDINGS, INC.

By:          /s/ Paul Pierron
             Paul Pierron
             President

DIGITAL TELEPORT OF VIRGINIA, INC.

By:          /s/ Paul Pierron
             Paul Pierron
             President

Robert E. Richards, Esq.
Patrick C. Maxcy, Esq.
SONNENSCHEIN NATH & ROSENTHAL
8000 Sears Tower
Chicago, Illinois 60606
Telephone: (312) 876-8000
Facsimile: (312) 876-7934

David A. Sosne, Esq.
SUMMERS COMPTON WELLS & HAMBURG
8909 Ladue Road
St. Louis, Missouri 63124
Telephone: (314) 991-4999
Facsimile: (314) 991-2413

CO-COUNSEL TO DEBTORS AND DEBTORS IN POSSESSION
Dated: March 31, 2003